Exhibit (i)

Dechert LLP

1775 I Street, N.W.

Washington, DC 2006

February 24, 2006

PIMCO Variable Insurance Trust

840 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO Variable Insurance Trust (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 25 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized Advisor Class shares, of beneficial interest of the PIMCO CommodityRealReturn Strategy Portfolio, PIMCO Emerging Markets Portfolio, PIMCO Foreign Bond Portfolio (Unhedged), PIMCO Global Bond Portfolio (Unhedged), PIMCO High Yield Portfolio, PIMCO Low Duration Portfolio, PIMCO RealEstateRealReturn Strategy Portfolio, PIMCO Real Return Portfolio, PIMCO StocksPLUS® Total Return Portfolio, PIMCO Total Return Portfolio, (together, the “Portfolios”), under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Trust Instrument and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Portfolios’ shares proposed to be sold pursuant to Post-Effective Amendment No. 25 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Portfolios, as described in Post-Effective Amendment No. 25 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about February 28, 2006 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP